EXHIBIT 99.1

Team, Inc. Reports Improved First Quarter Results

ALVIN, Texas, Oct. 5, 2010 (GLOBE NEWSWIRE) -- Team Inc. (Nasdaq:TISI), reported net income of $3.8 million ($0.20 per diluted share) for its first quarter ended August 31, 2010, an increase of $2.0 million compared to net income in the same quarter last year adjusted for non-recurring charges. Revenues of $104.5 million for the first quarter ended August 31, 2010, increased $3.6 million, or 4% from the prior year first quarter.

First Quarter Performance Highlights

  Revenue growth of 4% versus prior year quarter.
  Gross margins as a percent of revenue improved to 30.2% compared to 29.2% in last year's first quarter.
  SG&A expenses were down $0.8 million, or 3%, from the prior year quarter.
  Operating income as a percent of revenues was 6.5% versus an adjusted 3.7% in the prior year quarter.
  Stock repurchases totaled $1.3 million in the quarter (approximately 90,000 shares repurchased).
  Net debt (total debt less cash) at the end of the quarter was $22 million, a reduction of $14 million during the quarter.
  Unused borrowing capacity under existing credit facilities was approximately $100 million at the end of the quarter.

"The positive results achieved this quarter reflect the impact of our cost savings initiatives combined with modest business growth," said Phil Hawk, Team's Chairman and CEO. "Performance was in line with our expectations for the quarter and we are affirming our previously issued earnings guidance of $1.00 to $1.15 per fully diluted share for fiscal year 2011," said Hawk.

Earnings Conference Call

In connection with this earnings release, Team will hold its quarterly conference call on Wednesday, October 6 at 8:00 a.m. Central Time (9:00 a.m. Eastern). The call will be broadcast over the Web and can be accessed on Team's Website, www.teamindustrialservices.com. Individuals wishing to participate in the conference call by phone may call 877-826-1586 and use confirmation code 28039338 when prompted.

About Team, Inc.

Headquartered in Alvin, Texas, Team Inc. is a leading provider of specialty industrial services required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services in over 100 locations throughout the world. Team's common stock is traded on the NASDAQ Global Select Market under the ticker symbol "TISI".

Statements and projections in this release that relate to future results and events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are based upon our current expectations. Such forward-looking statements and projections involve estimates, assumptions, judgments and uncertainties. We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which these forward-looking statements and projections are based are current, reasonable and complete.  However, there are a variety of known and unknown factors that could cause our actual results or outcomes to differ materially from the projections, anticipated results or other expectations expressed in this release. Such known factors are detailed in our Annual Report on Form 10-K for the year ended May 31, 2010 and in our other filings with the Securities and Exchange Commission. Accordingly, there can be no assurance that the forward-looking statements and projections contained will occur or that our objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the company, whether as a result of new information, future events or otherwise.

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF OPERATING RESULTS
(in thousands, except per share data)

	Three Months Ended August 31
	2010	2009
	(unaudited)	(unaudited)
Revenues	$ 104,511	$ 100,937
Operating expenses	72,965	71,503
Gross margin	31,546	29,434

Selling, general and administrative expenses	25,113	25,942
Investigation costs (1)	--	1,102
Earnings from unconsolidated affiliates	308	259
Operating income	6,741	2,649

Foreign currency gain	(41)	(15)
Interest expense, net	439	805
Earnings before income taxes	6,343	1,859

Provision for income taxes	2,537	734
Net income	$ 3,806	$ 1,125

Adjusted net income (1)	$ 3,806	$ 1,792

Earnings per common share:
Basic	$ 0.20	$ 0.06
Diluted	$ 0.20	$ 0.06
Adjusted diluted (1)	$ 0.20	$ 0.09

Weighted average number of shares outstanding:
Basic	18,971	18,857
Diluted and adjusted diluted	19,426	19,403

Continuing operations data:

Revenues comprised of:
TCM Division	$ 59,367	$ 57,305
TMS Division	45,144	43,632
	$ 104,511	$ 100,937

Gross margin comprised of:
TCM Division	$ 17,562	$ 16,483
TMS Division	13,984	12,951
	$ 31,546	$ 29,434

Operating income comprised of:
Industrial services	$ 10,936	$ 8,318
Earnings from unconsolidated affiliates	308	259
Investigation costs (1)	--	(1,102)
Corporate	(4,503)	(4,826)
	$ 6,741	$ 2,649

(1) Adjusted net income and adjusted diluted earnings per common share exclude $1.1 million of professional fees attributable to investigation costs in the first quarter of the prior year.

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
AUGUST 31, 2010 AND MAY 31, 2010
(in thousands)

	August 31, 2010	May 31, 2010
	(unaudited)

Current assets	$ 137,736	$ 150,345

Property, plant and equipment, net	54,332	55,229

Other non-current assets	59,691	59,415

Total assets	$ 251,759	$ 264,989

Current liabilities	$ 36,825	$ 43,002

Long term debt net of current maturities	38,295	47,848

Other non-current liabilities	8,443	8,947

Stockholders' equity	168,196	165,192

Total liabilities and stockholders' equity	$ 251,759	$ 264,989

CONTACT:  Team, Inc.
          Ted W. Owen
          (281) 331-6154